UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                                                    Sound Point Alternative Income Fund

Address of Principal Business Office:

375 Park Avenue

25th Floor

New York, New York 10152

Telephone number (including area code):

(212) 895-2280

Name and Address of Agent for Service of Process:

Brian M. Feldman

375 Park Avenue

25th Floor

New York, New York 10152

Copies to:

Steven M. Giordano

Morgan Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒            NO   ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and State of New York on the 11th day of December, 2015.

Sound Point Alternative Income Fund

By:	/s/ Stephen Ketchum
Stephen Ketchum
President

Attest:

/s/ Kevin Gerlitz
Kevin Gerlitz
Chief Financial Officer